

                                                                                                                        EXHIBIT 99.5

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE


                                               Keebler Foods Company and Subsidiaries

FINANCIAL STATEMENTS:                                                                                            PAGE
                                                                                                                 ----

  Report of Independent Accountants.......................................................................        F-2

  Consolidated Balance Sheets at December 30, 2000 and January 1, 2000....................................        F-3

  Consolidated Statements of Operations for the years ended December 30, 2000, January 1, 2000 and
    January 2, 1999.......................................................................................        F-5

  Consolidated Statements of Shareholders' Equity for the years ended December 30, 2000, January 1,
    2000 and January 2, 1999..............................................................................        F-6

  Consolidated Statements of Cash Flows for the years ended December 30, 2000, January 1, 2000 and
    January 2, 1999.......................................................................................        F-7

  Notes to the Consolidated Financial Statements..........................................................        F-8

FINANCIAL STATEMENT SCHEDULE:

  Report of Independent Accountants.......................................................................        S-1

  Schedule II - Valuation and Qualifying Accounts.........................................................        S-2




                                                                 F-1

                        REPORT OF INDEPENDENT ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF KEEBLER FOODS COMPANY:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Keebler Foods Company and Subsidiaries at December 30, 2000 and January 1, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





PricewaterhouseCoopers LLP



Chicago, Illinois
January 31, 2001

                                                        KEEBLER FOODS COMPANY

                                                     CONSOLIDATED BALANCE SHEETS

                                          (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                 DECEMBER 30, 2000    January 1, 2000
                                                                                 ------------------ ------------------
ASSETS

CURRENT ASSETS:

     Cash and cash equivalents                                                         $    34,172        $    20,717
     Trade accounts and notes receivable, net                                               43,545             65,052
     Inventories, net:
         Raw materials                                                                      20,751             34,243
         Package materials                                                                  17,104             13,907
         Finished goods                                                                    124,955            126,954
         Other                                                                               2,001              1,176
                                                                                 ------------------ ------------------
                                                                                           164,811            176,280

     Income taxes receivable                                                                19,388                  -
     Deferred income taxes                                                                  36,470             46,252
     Other                                                                                  30,433             27,278
                                                                                 ------------------ ------------------
         Total current assets                                                              328,819            335,579

PROPERTY, PLANT AND EQUIPMENT, NET                                                         629,548            553,031

GOODWILL, NET                                                                              523,606            370,188

TRADEMARKS, TRADE NAMES AND OTHER INTANGIBLES, NET                                         237,332            211,790

PREPAID PENSION                                                                             37,846             33,240

ASSETS HELD FOR SALE                                                                         1,159              6,662

OTHER ASSETS                                                                                14,578             17,693
                                                                                 ------------------ ------------------

         Total assets                                                                  $ 1,772,888        $ 1,528,183
                                                                                 ================== ==================


                       THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                                                 F-3


                                                        KEEBLER FOODS COMPANY

                                                     CONSOLIDATED BALANCE SHEETS

                                          (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                 DECEMBER 30, 2000    January 1, 2000
                                                                                 ------------------ ------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

     Current maturities of long-term debt                                              $    55,058        $    37,283
     Trade accounts payable                                                                145,125            147,862
     Other liabilities and accruals                                                        222,676            237,447
     Income taxes payable                                                                        -             23,603
     Plant and facility closing costs and severance                                          8,624             11,290
                                                                                 ------------------ ------------------
         Total current liabilities                                                         431,483            457,485

LONG-TERM DEBT                                                                             527,587            419,160

OTHER LIABILITIES:
     Deferred income taxes                                                                 134,575            124,389
     Postretirement/postemployment obligations                                              62,497             64,383
     Plant and facility closing costs and severance                                          8,628             12,062
     Deferred compensation                                                                  25,796             24,581
     Other                                                                                  19,648             16,808
                                                                                 ------------------ ------------------
         Total other liabilities                                                           251,144            242,223

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
     Preferred stock ($.01 par value; 100,000,000 shares authorized and
         none issued)                                                                            -                  -
     Common stock ($.01 par value; 500,000,000 shares authorized and
         86,390,807 and 84,655,874 shares issued, respectively)                                863                846
     Additional paid-in capital                                                            208,461            182,686
     Retained earnings                                                                     393,362            255,813
     Treasury stock                                                                        (40,012)           (30,030)
                                                                                 ------------------ ------------------
         Total shareholders' equity                                                        562,674            409,315
                                                                                 ------------------ ------------------

         Total liabilities and shareholders' equity                                    $ 1,772,888        $ 1,528,183
                                                                                 ================== ==================


                       THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                                                F-4

                                                        KEEBLER FOODS COMPANY

                                                CONSOLIDATED STATEMENTS OF OPERATIONS

                                               (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                                                          Years Ended
                                                               ----------------------------------------------------------------
                                                                 DECEMBER 30, 2000       January 1, 2000       January 2, 1999
                                                               --------------------  --------------------  --------------------
NET SALES                                                              $ 2,756,950           $ 2,667,771           $ 2,226,480

COSTS AND EXPENSES:
    Cost of sales                                                        1,119,117             1,150,553               938,896
    Selling, marketing and administrative expenses                       1,284,651             1,227,481             1,080,044
    Other                                                                   25,707                25,834                11,501
    Restructuring and impairment (credit) charge                              (996)               66,349                     -
                                                               --------------------  --------------------  --------------------
INCOME FROM OPERATIONS                                                     328,471               197,554               196,039

    Interest (income)                                                       (4,731)               (1,700)               (3,763)
    Interest expense                                                        48,842                37,874                30,263
                                                               --------------------  --------------------  --------------------
INTEREST EXPENSE, NET                                                       44,111                36,174                26,500
                                                               --------------------  --------------------  --------------------

INCOME BEFORE INCOME TAX EXPENSE                                           284,360               161,380               169,539
    Income tax expense                                                     108,768                73,175                72,962
                                                               --------------------  --------------------  --------------------

INCOME BEFORE EXTRAORDINARY ITEM                                           175,592                88,205                96,577

EXTRAORDINARY ITEM:

    Loss on early extinguishment of debt, net of tax                             -                     -                 1,706
                                                               --------------------  --------------------  --------------------

NET INCOME                                                             $   175,592           $    88,205           $    94,871
                                                               ====================  ====================  ====================

BASIC NET INCOME PER SHARE:

    Income before extraordinary item                                   $      2.07           $      1.05           $      1.16
    Extraordinary item                                                           -                     -                  0.02
                                                               --------------------  --------------------  --------------------
    Net income                                                         $      2.07           $      1.05           $      1.14
                                                               ====================  ====================  ====================
WEIGHTED AVERAGE SHARES OUTSTANDING                                         84,517                83,759                83,254
                                                               ====================  ====================  ====================

DILUTED NET INCOME PER SHARE:

    Income before extraordinary item                                   $      2.00           $      1.01           $      1.10
    Extraordinary item                                                           -                     -                  0.02
                                                               --------------------  --------------------  --------------------
    Net income                                                         $      2.00           $      1.01           $      1.08
                                                               ====================  ====================  ====================
WEIGHTED AVERAGE SHARES OUTSTANDING                                         87,840                87,645                87,486
                                                               ====================  ====================  ====================


                       THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                                                F-5

                                                        KEEBLER FOODS COMPANY

                                           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                           (IN THOUSANDS)

                                                 COMMON STOCK       ADDITIONAL                  TREASURY STOCK
                                            -----------------------    PAID-IN    RETAINED  -----------------------
                                                SHARES      AMOUNT     CAPITAL    EARNINGS      SHARES      AMOUNT       TOTAL
                                            ----------- ----------- ----------- ----------- ----------- ----------- -----------
BALANCE AT JANUARY 3, 1998                      77,638   $     776   $ 148,613   $  72,737         (43)  $     (75)  $ 222,051

    Exercise of Bermore warrant                  6,136          61      19,740           -           -           -      19,801

    Purchase of treasury shares                      -           -           -           -        (292)     (8,605)     (8,605)

    Exercise of employee stock options             351           4       1,179           -           -           -       1,183

    Net income                                       -           -           -      94,871           -           -      94,871
                                            ----------- ----------- ----------- ----------- ----------- ----------- -----------

BALANCE AT JANUARY 2, 1999                      84,125         841     169,532     167,608        (335)     (8,680)    329,301

    Purchase of treasury shares                      -           -           -           -        (646)    (21,350)    (21,350)

    Exercise of employee stock options             531           5      13,154           -           -           -      13,159

    Net income                                       -           -           -      88,205           -           -      88,205
                                            ----------- ----------- ----------- ----------- ----------- ----------- -----------

BALANCE AT JANUARY 1, 2000                      84,656         846     182,686     255,813        (981)    (30,030)    409,315

    Purchase of treasury shares                      -           -           -           -        (353)     (9,982)     (9,982)

    Exercise of employee stock options           1,735          17      25,775           -           -           -      25,792

    Dividends paid                                   -           -           -     (38,043)          -           -     (38,043)

    Net income                                       -           -           -     175,592           -           -     175,592
                                            ----------- ----------- ----------- ----------- ----------- ----------- -----------

BALANCE AT DECEMBER 30, 2000                    86,391   $     863   $ 208,461   $ 393,362      (1,334)  $ (40,012)  $ 562,674
                                            =========== =========== =========== =========== =========== =========== ===========


                  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


                                                                F-6

                                                        KEEBLER FOODS COMPANY

                                                CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           (IN THOUSANDS)
                                                                                              Years Ended
                                                                     -------------------------------------------------------------
                                                                      DECEMBER 30, 2000      January 1, 2000      January 2, 1999
                                                                     -------------------  -------------------  -------------------
CASH FLOWS PROVIDED FROM OPERATING ACTIVITIES
    Net income                                                                $ 175,592            $  88,205            $  94,871
    Adjustments to reconcile net income to cash from
      operating activities:
        Depreciation and amortization                                            95,280               84,125               69,125
        Deferred income taxes                                                    27,074              (11,248)              10,075
        Loss on early extinguishment of debt, net of tax                              -                    -                1,706
        (Gain) loss on sale of property, plant and equipment                     (1,435)               1,799                  424
        Gain on sale of value brands business                                    (5,700)                   -                    -
        Restructuring and impairment (credit) charge                               (615)              46,071                    -
        Income tax benefit related to stock options exercised                    19,366                9,956                    -
        Other                                                                         -                    -                1,460
    Changes in assets and liabilities:
        Trade accounts and notes receivable, net                                 11,712              (26,975)              (5,082)
        Inventories, net                                                         19,536               (9,903)             (13,830)
        Income taxes payable                                                    (41,855)              12,824               (4,556)
        Other current assets                                                     (2,052)                (642)              (2,845)
        Trade accounts payable and other current liabilities                    (31,722)               9,840                  869
        Plant and facility closing costs and severance                          (19,764)              (3,641)              (5,373)
    Other, net                                                                   (2,604)               6,771               (2,319)
                                                                     -------------------  -------------------  -------------------
          Cash provided from operating activities                               242,813              207,182              144,525

CASH FLOWS USED BY INVESTING ACTIVITIES
    Capital expenditures                                                        (92,598)            (100,685)             (66,798)
    Proceeds from property disposals                                              8,953                3,904                  917
    Purchase of Sesame Street license                                           (10,000)                   -                    -
    Proceeds from sale of value brands business                                  17,000                    -                    -
    Purchase of Austin Quality Foods, Inc., net of cash acquired               (253,797)                   -                    -
    Purchase of President International, Inc., net of cash acquired                   -                    -             (444,818)
                                                                     -------------------  -------------------  -------------------
          Cash used by investing activities                                    (330,442)             (96,781)            (510,699)

CASH FLOWS PROVIDED FROM (USED BY) FINANCING ACTIVITIES
    Purchase of treasury stock                                                   (9,982)             (21,350)              (8,605)
    Exercise of employee stock options and warrant                                6,426                3,203               20,577
    Proceeds from receivables securitization                                     21,000              103,000                    -
    Deferred debt issue costs                                                         -                    -               (1,845)
    Long-term debt borrowings                                                         -                    -              425,000
    Long-term debt repayments                                                   (43,317)            (113,052)            (157,626)
    Revolving facility, net                                                     165,000              (85,000)              85,000
    Dividends paid                                                              (38,043)                   -                    -
                                                                     -------------------  -------------------  -------------------
          Cash provided from (used by) financing activities                     101,084             (113,199)             362,501
                                                                     -------------------  -------------------  -------------------
          Increase (decrease) in cash and cash equivalents                       13,455               (2,798)              (3,673)
          Cash and cash equivalents at beginning of period                       20,717               23,515               27,188
                                                                     -------------------  -------------------  -------------------
          Cash and cash equivalents at end of period                          $  34,172            $  20,717            $  23,515
                                                                     ===================  ===================  ===================


                       THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                                               F-7

                              KEEBLER FOODS COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1.  BASIS OF PRESENTATION

BUSINESS AND OWNERSHIP


    Keebler Foods Company (the "Company" or "Keebler"), a manufacturer and distributor of food products, was acquired by INFLO Holdings Corporation ("INFLO") on January 26, 1996. INFLO was owned by Artal Luxembourg S. A. ("Artal"), a private investment company, Flowers Industries, Inc. ("Flowers"), a New York Stock Exchange-listed company, Bermore, Limited ("Bermore"), a privately held corporation and the parent of G.F. Industries, Inc. ("GFI") and certain members of Keebler's current management. On November 20, 1997, INFLO was merged into Keebler Corporation (the "Merger"), and subsequently changed its name to Keebler Foods Company. The financial statements as of and for all periods subsequent to January 26, 1996 have been restated to reflect the Merger as if it had been effective January 26, 1996. On January 29, 1998, Keebler made an initial public offering of 13,386,661 shares of common stock (the "Offering"). As part of the transaction, Flowers acquired additional shares of common stock from Artal and Bermore so that its ownership of outstanding stock increased to approximately 55%. Concurrent with the Offering, Bermore exercised a warrant to purchase 6,135,781 shares of common stock that had been issued in conjunction with the acquisition of Sunshine Biscuits, Inc. ("Sunshine"). The exercise of the warrant resulted in Keebler receiving $19.8 million of cash proceeds. Artal and Bermore sold all of the shares in the Offering, without any of the proceeds going to Keebler. In addition, during 1998, Bermore, through a series of transactions, transferred its shares held to Claremont Enterprises, Limited ("Claremont"), a privately held Bahamian limited company. On January 21, 1999, Keebler made a secondary public offering of 16,200,000 shares of common stock. Artal and Claremont sold all of the shares, without any proceeds going to Keebler. As a result, Artal's ownership percentage decreased from approximately 21% to 2% and Claremont's ownership percentage was reduced from approximately 6% to 5% of the outstanding common stock. Management's ownership remained at approximately 2% and Flowers' ownership remained at approximately 55%. During 1999, all remaining shares owned by both Artal and Claremont were sold in the open market. Keebler is comprised of primarily the following wholly-owned subsidiaries: Keebler Company, Bake-Line Products, Inc. ("Bake-Line"), Sunshine, President International, Inc. ("President"), Keebler Leasing Corp., Keebler Funding Corporation and Johnston's Ready Crust Company. On January 4, 1999, Keebler engaged in a series of corporate-entity transactions that resulted in Sunshine and President being merged into Keebler Company. Consequently, these former subsidiaries of Keebler Foods Company are currently wholly-owned subsidiaries of Keebler Company. Additional operating subsidiaries of Keebler Company include Elfin Equity Company, L.L.C., Hollow Tree Company, L.L.C., Hollow Tree Financial Company, L.L.C. and Godfrey Transport, Inc. On March 6, 2000, Keebler Foods Company acquired Austin Quality Foods, Inc. ("Austin") from R&H Trust Co. (Jersey) Limited, as Trustee, HB Marketing & Franchising L.P., 697163 Alberta Ltd., and William C. Burkhardt.

    On July 19, 2000, Flowers Industries and Keebler Foods Company jointly announced that their respective boards of directors had authorized each of the companies to explore alternatives for the maximization of shareholder value, including the potential sale of Keebler. On October 26, 2000, Flowers Industries announced that it reached an agreement that will result in the sale of Keebler Foods Company to Kellogg Company ("Kellogg") for $42.00 per share. Kellogg also reached an agreement to acquire the remaining Keebler shares held by the public for $42.00 per share.

FISCAL YEAR

    Keebler's fiscal year consists of thirteen four week periods (fifty-two or fifty-three weeks) and ends on the Saturday nearest December 31. The 2000, 1999 and 1998 fiscal years each consisted of fifty-two weeks.

PRINCIPLES OF CONSOLIDATION

    All subsidiaries are wholly-owned and included in the consolidated financial
statements  of  Keebler.   Intercompany  accounts  and  transactions  have  been
eliminated.

                              KEEBLER FOODS COMPANY

1.  BASIS OF PRESENTATION (CONTINUED)

GUARANTEES OF NOTES

    The subsidiaries of Keebler that are not Guarantors of the Senior Subordinated Notes are inconsequential (which means that the total assets, revenues, income or equity of such non-guarantors, both individually and on a combined basis, is less than 3% of Keebler's consolidated assets, revenues, income or equity), individually and in the aggregate, to the consolidated financial statements of Keebler. The guarantees are full, unconditional and joint and several. Separate financial statements of the Guarantors are not presented because management has determined that they would not be material to investors in the Senior Subordinated Notes.

RECLASSIFICATIONS

    Certain reclassifications of prior years' data have been made to conform with the current year reporting.


2.  SALE OF THE COMPANY

    On October 26, 2000, Kellogg Company announced it reached an agreement to acquire Keebler Foods Company in a transaction entered into with Keebler and with Flowers Industries, Inc., the majority shareholder of Keebler. Completion of the merger is subject to customary closing conditions and regulatory approvals. There can be no assurance that such approvals will be obtained. The transaction is expected to close during the first quarter of 2001.

    Immediately prior to the effective time of the merger, Keebler will declare a special cash dividend in the aggregate amount of $16 million, which is to be paid pro rata to all Keebler stockholders, including Flowers. This special dividend will be in addition to any regular dividends declared and paid as permitted under the merger agreement.


3.  ACQUISITIONS

ACQUISITION OF AUSTIN QUALITY FOODS, INC.

    On March 6, 2000, Keebler acquired Austin Quality Foods, Inc. from R&H Trust Co. (Jersey) Limited, as Trustee, HB Marketing & Franchising L.P., 697163 Alberta Ltd., and William C. Burkhardt, for a purchase price, net of cash acquired, of $253.8 million, excluding related fees and expenses paid of approximately $3.0 million. The acquisition of Austin was a cash transaction funded with approximately $235.0 million from borrowings under the $700.0 million Senior Credit Facility Agreement dated September 28, 1998, and the remainder from cash received on additional sales of accounts receivable under Keebler's Receivables Purchase Agreement.

    The acquisition of Austin by Keebler has been accounted for as a purchase. The total purchase price and the fair value of liabilities assumed have been allocated to the tangible and intangible assets of Austin based on respective fair values. The acquisition has resulted in an unallocated excess purchase price over fair value of net assets acquired of $167.7 million, which is being amortized on a straight-line basis over a forty year period.

    Results of operations for Austin from March 6, 2000 to December 30, 2000 have been included in the consolidated statements of operations. The following unaudited pro forma information has been prepared assuming the acquisition had taken place at the beginning of fiscal year 1999. The unaudited pro forma information includes adjustments for interest expense that would have been incurred related to financing the purchase, additional depreciation of the property, plant and equipment acquired and amortization of the trademarks, trade names, other intangibles and goodwill arising from the acquisition. The unaudited pro forma consolidated results of operations are not necessarily indicative of the results that would have been reported had the Austin acquisition been effected on the assumed date.

                              KEEBLER FOODS COMPANY

3.  ACQUISITIONS (CONTINUED)

                                                        Unaudited
(IN MILLIONS EXCEPT PER SHARE DATA)                For the Years Ended
                                        ----------------------------------------
                                         December 30, 2000      January 1, 2000
                                        -------------------  -------------------

Net sales.............................          $ 2,784.4            $ 2,862.7
Net income............................          $   172.0            $    86.4
Diluted net income per share..........          $    1.97            $    0.99

ACQUISITION OF PRESIDENT INTERNATIONAL, INC.

    On September 28, 1998, Keebler acquired President International, Inc. from President International Trade and Investment Corporation, a company limited by shares under the International Business Companies Ordinance of the British Virgin Islands, for an aggregate purchase price of $446.1 million, excluding related fees and expenses paid of $4.5 million. The acquisition of President was a cash transaction funded with approximately $75.0 million from existing resources and the remainder from borrowings under the $700.0 million Senior
Credit Facility Agreement ("Credit Facility") and a $125.0 million Bridge Facility, both dated as of September 28, 1998.

    The acquisition of President by Keebler has been accounted for as a purchase. The total purchase price and the fair value of liabilities assumed have been allocated to the tangible and intangible assets of President based on respective fair values. The acquisition has resulted in an unallocated excess purchase price over fair value of net assets acquired of $329.2 million, which is being amortized on a straight-line basis over a forty year period.

    Results of operations for President from September 28, 1998 have been included in the consolidated statements of operations. The following unaudited pro forma information has been prepared assuming the acquisition had taken place at the beginning of fiscal year 1997. The unaudited pro forma information includes adjustments for interest expense that would have been incurred related to financing the purchase, additional depreciation of the property, plant and equipment acquired and amortization of the trademarks, trade names, other intangibles and goodwill arising from the acquisition. The unaudited pro forma consolidated results of operations are not necessarily indicative of the results that would have been reported had the President acquisition been effected on the assumed date.

                                                       Unaudited
(IN MILLIONS EXCEPT PER SHARE DATA)               For the Years Ended
                                         -------------------------------------
                                           January 2, 1999    January 3, 1998
                                          -----------------  -----------------
Net sales.................................    $    2,583.5       $    2,501.5
Income before extraordinary item..........    $      104.7       $       56.7
Net income................................    $      102.7       $       49.3
Diluted net income per share:
    Income before extraordinary item......    $       1.20       $       0.70
    Net income............................    $       1.18       $       0.61


4.  RESTRUCTURING AND IMPAIRMENT (CREDIT) CHARGE

    In May of 1999, Keebler closed its manufacturing facility in Sayreville, New Jersey, and recorded a pre-tax restructuring and impairment charge, in 1999, to operating income of $66.3 million, which consisted of an original charge of $69.2 million, slightly offset by a $2.9 million credit. In the second quarter of 2000, the charge was reduced by an adjustment of $1.0 million. The adjustment related to severance and other exit costs from the facility closure due to lower-than-expected severance costs and the earlier-than-expected sale of the facility. The restructuring and impairment charge included $19.2 million for cash costs related to severance and other exit costs from the Sayreville facility. The remaining $46.1 million were non-cash charges for asset impairments related to the Sayreville closing, including write-downs of property, plant and equipment at Sayreville and equipment at other locations, and a proportionate reduction of goodwill acquired in the Sunshine Biscuits, Inc. acquisition in June 1996. Approximately 650 total employees were terminated as a result of the closing of the Sayreville facility, of which approximately 600 employees were represented by unions.

                              KEEBLER FOODS COMPANY

4.  RESTRUCTURING AND IMPAIRMENT CHARGE (CONTINUED)

    The following table sets forth the activity related to the liabilities accrued in conjunction with the restructuring and impairment charge:

                                    January 2,                                              January 1,
(IN THOUSANDS)                            1999     Provision      Spending    Adjustment          2000
                                   ------------  ------------  ------------  ------------  ------------
   Severance...............          $             $  15,564     $ (12,442)   $   (1,085)    $   2,037
   Facility closure........                  -         4,570          (438)       (1,565)        2,567
   Fixed asset impairment..                  -        37,824       (37,824)            -             -
   Goodwill impairment.....                  -         7,600        (7,600)            -             -
   Other...................                  -         3,650        (1,724)         (209)        1,717
                                   ------------  ------------  ------------  ------------  ------------
       Total...............          $       -     $  69,208     $ (60,028)    $  (2,859)    $   6,321
                                   ============  ============  ============  ============  ============

                                    January 1,                                             DECEMBER 30,
(IN THOUSANDS)                            2000     Provision      Spending    Adjustment           2000
                                   ------------  ------------  ------------  ------------  ------------
   Severance...............          $   2,037     $       -     $  (1,312)   $     (140)    $     585
   Facility closure........              2,567             -          (873)       (1,556)          138
   Other...................              1,717             -            45           700         2,462
                                   ------------  ------------  ------------  ------------  ------------
       Total...............          $   6,321     $       -     $  (2,140)    $    (996)    $   3,185
                                   ============  ============  ============  ============  ============

    At December 30, 2000, $3.1 million remained for plant and facility closing costs and severance accruals and $0.1 million for other liabilities and accruals. Only costs related to the settlement of worker's compensation claims (included in other above), and health and welfare payments are expected to extend beyond the year ended December 29, 2001.


5.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

    All highly liquid instruments purchased with an original maturity of three months or less are classified as cash equivalents. The carrying amount of cash equivalents approximates fair value due to the relatively short maturity of these investments.

TRADE ACCOUNTS RECEIVABLE

    Substantially all of Keebler's trade accounts receivable are from retail dealers and wholesale distributors. Keebler performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Trade accounts receivable, as shown on the consolidated balance sheets, were net of allowances of $7.3 million as of December 30, 2000 and $8.6 million as of January 1, 2000.

INVENTORIES

    Inventories are stated at the lower of cost or market with cost determined principally by the last-in, first-out ("LIFO") method. Inventories stated under the LIFO method represent approximately 94% of total inventories at both December 30, 2000 and January 1, 2000. Because Keebler has adopted a natural business unit single pool approach to determining LIFO inventory cost, classification of the LIFO reserve by inventory component is impractical. There was no reserve required at December 30, 2000 and January 1, 2000 to state the inventory on a LIFO basis.

    At December 30, 2000 and January 1, 2000, inventories are shown net of an allowance for slow-moving and aged inventory of $8.2 million and $6.7 million, respectively.

                              KEEBLER FOODS COMPANY

5.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Keebler often enters into exchange traded commodity futures and options contracts to protect or hedge against adverse raw material price movements related to anticipated inventory purchases. Realized gains or losses on contracts are determined based on the stated market value at the time the contracts are liquidated or expire and are deferred in inventory until the underlying raw material is purchased. Gains or losses realized from the liquidation or expiration of the contracts are recognized as part of the cost of raw materials. Cost of sales was increased by losses on futures and options transactions of $7.3 million, $9.2 million and $7.1 million in the years ended December 30, 2000, January 1, 2000 and January 2, 1999, respectively. There were no open futures or options contracts at December 30, 2000. The notional amount of open futures and options contracts at January 1, 2000 was $48.7 million. The fair values of the open futures and options contracts, based on the stated market value, was $44.1 million at January 1, 2000.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost. Depreciation expense is computed using the straight-line method over the estimated useful lives of the depreciable assets. Certain facilities and equipment held under capital leases are classified as property, plant and equipment and amortized using the straight-line method over the lease terms, and the related obligations are recorded as liabilities. Lease amortization is included in depreciation expense.

TRADEMARKS, TRADE NAMES AND OTHER INTANGIBLES

    Trademarks, trade names and other intangibles are stated at cost and are amortized on a straight-line basis over a period of twenty to forty years. Accumulated amortization of trademarks, trade names and other intangibles was $26.8 million and $18.9 million at December 30, 2000 and January 1, 2000, respectively.

GOODWILL

    Goodwill represents the excess cost over the fair value of the tangible and identifiable intangible net assets of acquired businesses. Goodwill is amortized on a straight-line basis over a period of forty years. Accumulated amortization of goodwill was $27.8 million and $14.7 million at December 30, 2000 and January 1, 2000, respectively.

REVENUE RECOGNITION

    Revenue from the sale of products is recognized at the time of the shipment to customers.

SHIPPING AND HANDLING FEES AND COSTS

    The Company records all amounts billed for shipping and handling as revenues and includes the related shipping and handling costs as part of selling, marketing and administrative expenses on the Consolidated Statements of Operations. Shipping and handling costs include costs incurred to physically move finished goods from our bakeries to the customer's designated location, as well as costs incurred to store, move and prepare our products for shipment. For the years ended December 30, 2000, January 1, 2000 and January 2, 1999, shipping and handling costs were $285.8 million, $262.3 million and $221.3 million, respectively.

RESEARCH AND DEVELOPMENT

    Activities related to new product development and major improvements to existing products and processes are expensed as incurred and were $14.2 million, $13.1 million and $10.2 million for the years ended December 30, 2000, January 1, 2000 and January 2, 1999, respectively.

                              KEEBLER FOODS COMPANY

5.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING AND CONSUMER PROMOTION

    Advertising and consumer promotion costs are generally expensed when incurred or no later than when the advertisement appears or the event is run. Advertising and consumer promotion expense was $81.2 million, $87.3 million and $87.2 million for the years ended December 30, 2000, January 1, 2000 and January 2, 1999, respectively. There were no deferred advertising costs at December 30, 2000 and January 1, 2000.

DERIVATIVE FINANCIAL INSTRUMENTS

    Keebler uses derivative financial instruments as part of an overall strategy to manage market risk. Keebler uses forward commodity futures and options contracts to hedge existing or future exposures to changes in commodity prices. Interest rate swap agreements are used to reduce the impact of changes in interest rates. Keebler does not enter into these derivative financial instruments for trading or speculative purposes.

    In June 2000, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment of SFAS No. 133. SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires the recognition of all derivatives as either assets or liabilities on the balance sheet and measurement of those instruments at fair value. SFAS No. 138 addresses a limited number of issues causing implementation difficulties for numerous entities applying SFAS No. 133.

    The Company will adopt SFAS No. 133 for its fiscal year beginning December 31, 2000. The Company, through normal operating and financing activities, uses interest rate swap agreements and commodity futures and option contracts that are subject to SFAS No. 133. Management expects the adoption will have an insignificant impact on the Company's financial results.

INCOME TAXES

    The consolidated financial statements reflect the application of SFAS No. 109, "Accounting For Income Taxes." Keebler files a consolidated federal income tax return.

IMPAIRMENT OF LONG-LIVED AND INTANGIBLE ASSETS

    In  accordance  with  SFAS  No.  121,  "Accounting  for  the  Impairment  of
Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the determination as to whether there has been an impairment of long-lived assets and the related unamortized goodwill, is based on whether certain indicators of impairment are present. In the event that facts and circumstances indicate that the cost of any long-lived assets and the related unamortized goodwill may be impaired, an evaluation of recoverability would be performed. If an evaluation were required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

                              KEEBLER FOODS COMPANY

6.  PROPERTY, PLANT AND EQUIPMENT

    A summary of property, plant and equipment, including related accumulated depreciation follows:

(IN THOUSANDS)                         DECEMBER 30, 2000      January 1, 2000
                                      -------------------  -------------------

Land.................................     $       19,736        $      16,290
Buildings............................            166,787              138,288
Machinery and equipment..............            534,976              437,032
Office furniture and fixtures........             98,794               90,266
Delivery equipment...................              7,296                6,689
Construction in progress.............             71,324               68,156
                                      -------------------  -------------------
                                                 898,913              756,721
Accumulated depreciation.............           (269,365)            (203,690)
                                      -------------------  -------------------
     Total...........................     $      629,548        $     553,031
                                      ===================  ===================

    Property, plant and equipment is depreciated on a straight-line basis over the estimated useful lives of the depreciable assets. Buildings are depreciated over a useful life of ten to forty years. Machinery and equipment is depreciated over a useful life of three to twenty-five years. Office furniture and fixtures are depreciated over a useful life of three to fifteen years. Delivery equipment is depreciated over a useful life of two to twelve years.


7.  ASSETS HELD FOR SALE

    On May 2, 2000, the Sayreville, New Jersey manufacturing facility, which had been held for sale after its closure, was sold for $7.5 million. The sale resulted in a pre-tax gain of approximately $2.0 million, which was recorded in other income during the second quarter of the year.

    Disposition of all remaining assets held for sale is expected to occur within the next thirty-six months without a significant gain or loss.


8.  OTHER CURRENT LIABILITIES AND ACCRUALS

    Other current liabilities and accruals consisted of the following at December 30, 2000 and January 1, 2000:

(IN THOUSANDS)                         DECEMBER 30, 2000      January 1, 2000
                                      -------------------  -------------------

Self insurance reserves.............      $       52,607       $       52,266
Employee compensation...............              83,053               72,527
Marketing and consumer promotions...              48,306               60,954
Other...............................              38,710               51,700
                                      -------------------  -------------------
     Total..........................      $      222,676       $      237,447
                                      ===================  ===================

    Keebler obtains insurance to manage potential losses and liabilities related to workers' compensation, health and welfare claims and general, product and vehicle liability. Keebler has elected to retain a significant portion of the expected losses through the use of deductibles and stop-loss limitations. Provisions for losses expected under these programs are recorded based on Keebler's estimates of aggregate liability for claims incurred. These estimates utilize Keebler's prior experience and actuarial assumptions provided by the Company's insurance carrier. The total estimated liability for these losses at December 30, 2000 and January 1, 2000 was $52.6 million and $52.3 million, respectively, and is included in other current liabilities and accruals. Keebler has collateralized its liability for potential self-insurance losses in several states by obtaining standby letters of credit which aggregate to approximately $18.5 million.

                              KEEBLER FOODS COMPANY

9.  DEBT AND LEASE COMMITMENTS

DEBT

    Long-term debt consisted of the following at December 30, 2000 and January 1, 2000:

(IN THOUSANDS)                    Interest Rate         Final Maturity     DECEMBER 30, 2000      January 1, 2000
                                 ---------------  ---------------------  --------------------  -------------------
Revolving Facility.............          6.915%     September 28, 2004           $   165,000           $        -
Term Facility..................          6.880%     September 28, 2004               278,000              314,000
Senior Subordinated Notes......         10.750%           July 1, 2006               124,400              124,400
Other Senior Debt..............         Various              2001-2005                 8,840               10,455
Capital Lease Obligations......         Various              2002-2042                 6,405                7,588
                                                                          -------------------  -------------------
                                                                                     582,645              456,443
Less: Current maturities.......                                                       55,058               37,283
                                                                          -------------------  -------------------
     Total.....................                                                  $   527,587          $   419,160
                                                                          ===================  ===================

    At December 30, 2000 and January 1, 2000, Keebler's primary credit financing was provided by a $700.0 million Credit Facility, consisting of $350.0 million under the Revolving Facility and $350.0 million under the Term Facility.

    The current outstanding balance on the Term Facility at December 30, 2000 was $278.0 million, with quarterly scheduled principal payments through the final maturity of September 2004. The Revolving Facility, with an outstanding balance of $165.0 million at December 30, 2000, also has a final maturity of September 2004, but with no scheduled principal payments. Certain letters of credit totaling $27.4 million reduce the available balance on the Revolving Facility to $157.6 million. Any unused borrowings under the Revolving Facility are subject to a commitment fee. The current commitment fee may vary from 0.125% to 0.30% based on the relationship of debt to adjusted earnings. At December 30, 2000, the commitment fee was 0.125%.

    At January 1, 2000, the outstanding balance on the Term Facility was $314.0 million and the Revolving Facility had no outstanding balance. Certain letters of credit totaling $28.7 million reduced the available balance on the Revolving Facility to $321.3 million and any unused borrowings under the Revolving Facility were subject to a commitment fee. At January 1, 2000, the commitment fee was 0.125%.

    Interest on the Credit Facility is calculated based on a base rate plus applicable margin. The base rate can, at Keebler's option, be: i) the higher of the base domestic lending rate as established by the administrative agent for the lender of the Credit Facility, or the Federal Funds Rate plus one-half of one percent or ii) a reserve percentage adjusted LIBO Rate as offered by the administrative agent. The Credit Facility requires Keebler to meet certain financial covenants including debt to earnings before interest, taxes, depreciation and amortization ratio and cash flow coverage ratios. Keebler satisfied all financial covenants required for the years ended December 30, 2000 and January 1, 2000.

    In January 1999, Keebler entered into a Receivables Purchase Agreement ("Agreement") allowing funds to be borrowed at a lower cost to the Company. The accounting for this Agreement is governed by SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Under the guidelines of SFAS No. 125, a special-purpose entity was created, Keebler Funding Corporation, as a subsidiary of Keebler Foods Company. All transactions under this Agreement occur through Keebler Funding Corporation and are treated as a sale of accounts receivable and not as a debt instrument. At December 30, 2000, a net $124.0 million of accounts receivable had been sold at fair value, which is below the maximum amount currently available under the Agreement. At January 1, 2000, a net $103.0 million of accounts receivable had been sold at fair value.

    In conjunction with the President acquisition in September 1998, Term Loan A was extinguished by using $145.0 million of borrowings under the new Credit Facility. Keebler recorded a pre-tax extraordinary charge of $2.8 million related primarily to expensing certain bank fees which were being amortized and which were incurred at the time Term Loan A was issued. The related after-tax charge was $1.7 million.

                              KEEBLER FOODS COMPANY

9.  DEBT AND LEASE COMMITMENTS (CONTINUED)

    Interest of $46.2 million, $37.5 million and $24.0 million was paid on debt for the years ended December 30, 2000, January 1, 2000 and January 2, 1999, respectively.

    Aggregate scheduled annual maturities of long-term debt as of December 30, 2000 are as follows:

(IN THOUSANDS)
2001............................        $    55,058
2002............................             72,667
2003............................             87,788
2004............................            240,477
2005............................              2,255
2006 and thereafter.............            124,400
                                    ----------------
     Total......................        $   582,645
                                    ================

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair market value of financial instruments, which includes short- and long-term borrowings, was estimated using discounted cash flow analyses based on current interest rates which would be obtained for similar financial instruments. The carrying value of cash and cash equivalents and short-term debt approximates fair value because of the short-term maturity of the instruments. The fair value of long-term debt was $526.9 million and $417.2 million at December 30, 2000 and January 1, 2000, respectively, which was based on current rates available to Keebler for debt instruments with similar terms, degrees of risk and remaining maturities.

    Keebler uses interest-rate swap agreements to effectively convert certain fixed rate debt to a floating rate instrument and certain floating rate debt to a fixed rate instrument. The interest rate swap agreements result in Keebler paying or receiving the difference between the fixed and floating rates at specified intervals calculated based on the notional amounts. The interest rate differential to be paid or received is accrued as interest rates change and is recorded as interest expense. The fair values of the swap agreements were obtained from the Bank of Nova Scotia and were estimated using market prices at each respective year end. The fair values of the swap agreements are not recognized in the financial statements as Keebler accounts for the agreements as hedges. There were no new swap transactions entered into during 1999 or 2000.

    On July 1, 1998, Keebler entered into a swap agreement with the Bank of Nova Scotia, who also serves as the administrative agent for the lenders under the Credit Facility, which matures on July 1, 2001. The swap agreement had the effect of converting the fixed rate of 10.75% on $124.0 million of the Senior Subordinated Notes to a rate of 11.772% for the year ended December 30, 2000. In addition, on September 30, 1998 and October 5, 1998, Keebler entered into two swap agreements with the Bank of Nova Scotia both maturing on September 30, 2004. Each swap transaction converts the base rate on $96.3 million of the Credit Facility to fixed rate debt of 5.084% and 4.89%, respectively. During the fourth quarter of 2000, the swap agreements maturing on September 30, 2004 were terminated. Upon termination, the marked-to-market value of the swaps of $4.5 million was recorded as deferred income. This deferred benefit is being amortized to income over a three month period that the underlying debt is expected to be outstanding. The debt is expected to be retired on the closing of the acquisition of Keebler by Kellogg, which is expected to occur in the first quarter of 2001. In the quarter ended December 30, 2000, $1.5 million of income was included in income from operations. The estimated fair value of the hedged swap agreements was a net payable of $1.4 million at December 30, 2000 and a net receivable of $7.9 million at January 1, 2000.

                              KEEBLER FOODS COMPANY

9.  DEBT AND LEASE COMMITMENTS (CONTINUED)

    In 2000, Keebler also maintained an interest rate swap that no longer served as a hedge with the Bank of Nova Scotia, which has a notional amount of $170.0 million and a fixed rate obligation of 5.0185% through February 1, 2001. For the years ended December 30, 2000 and January 1, 2000, $0.2 million and $2.8 million, respectively, were recognized in income from operations in order to mark-to-market the interest rate swap. As of December 30, 2000, the balance of the receivable recorded resulting from this transaction was a $0.8 million current receivable in other current assets in the consolidated balance sheet.

LEASE COMMITMENTS

    Assets recorded under capitalized lease agreements included in property, plant and equipment consist of the following:

(IN THOUSANDS)                      DECEMBER 30, 2000    January 1, 2000
                                   -------------------  -----------------

Land.........................         $           980       $        980
Buildings....................                     848              2,894
Machinery and equipment......                   2,049              2,842
Other leased assets..........                       1                  1
                                  --------------------  -----------------
                                                3,878              6,717
Accumulated depreciation.....                  (1,346)              (417)
                                  --------------------  -----------------
     Total...................         $         2,532       $      6,300
                                  ====================  =================

    Future minimum lease payments under scheduled capital and operating leases that have initial or remaining non-cancelable terms in excess of one year are as follows:

                                                   Capital       Operating
(IN THOUSANDS)                                      Leases          Leases
                                             --------------  --------------

2001.......................................      $     867       $  35,194
2002.......................................          1,248          28,220
2003.......................................            310          25,460
2004.......................................          4,708          16,780
2005.......................................            202          14,895
2006 and thereafter........................              -          25,494
                                             --------------  --------------
Total minimum payments.....................      $   7,335       $ 146,043
Amount representing interest...............           (930)  ==============
                                             --------------
Obligations under capital lease............          6,405
Obligations due within one year............           (540)
                                             --------------
Long-term obligations under capital leases.      $   5,865
                                             ==============

    Rent expense for all operating leases was $57.8 million, $50.1 million and $38.7 million for the years ended December 30, 2000, January 1, 2000 and January 2, 1999, respectively.


10. PLANT AND FACILITY CLOSING COSTS AND SEVERANCE

    In conjunction with the March 6, 2000 acquisition of Austin, Keebler has recognized estimated costs pursuant to a plan to exit certain activities of the acquired company. These exit costs, for which there is no future economic benefit, were provided for in the purchase price allocation and were equal to $14.3 million. Spending equal to $9.7 million has occurred through December 30, 2000. Staff reductions of approximately 80 non-union employees are expected as part of the exit plan. Approximately 75 employees had been terminated at December 30, 2000; the remaining terminations are expected to occur in the first quarter of 2001. The remaining spending under the exit plan is expected to be substantially complete in the next fiscal year, with only costs primarily related to health and welfare payments expected to extend beyond 2001.

                              KEEBLER FOODS COMPANY

10. PLANT AND FACILITY CLOSING COSTS AND SEVERANCE (CONTINUED)

    During 1998, as part of accounting for the acquisition of President, Keebler recognized costs pursuant to a plan to exit certain activities and operations of the acquired company. These exit costs, for which there is no future economic benefit, were provided for in the allocation of the purchase price and totaled $12.8 million. Staff reductions were estimated at $6.7 million, with the balance of the reserves allocated to costs associated with manufacturing, sales and distribution facility closings, which principally include lease termination and carrying costs. As of December 30, 2000, substantially all terminations have been made, representing approximately 150 employees under union contract and approximately 80 employees not under union contract. During the year ended January 1, 2000, Keebler adjusted accruals previously established in the accounting for the President acquisition by reducing goodwill and other intangibles by $4.5 million to recognize exit costs that are now expected to be less than initially anticipated. As of December 30, 2000, $4.1 million remained in reserves. The remaining spending under the plan is expected to be substantially complete before the end of 2001, with only noncancelable lease obligations to be paid over the next six years concluding in 2006.

    During 1996, as part of acquiring Keebler and Sunshine, management adopted and began executing a plan to reduce costs and inefficiencies. Certain exit costs totaling $77.4 million were provided for in the allocation of the purchase price of both the Keebler and Sunshine acquisitions. Management's plan included company-wide staff reductions, the closure of manufacturing, distribution and sales force facilities and information system exit costs. Severance, outplacement and other related costs associated with staff reductions were initially estimated at $30.7 million. Costs incurred related to the closing of manufacturing, distribution and sales force facilities, which include primarily severance and lease termination and carrying costs, were expected to total $39.9 million. Approximately 1,420 employees were terminated as a result of this plan. An additional $6.8 million was anticipated for lease costs related to exiting legacy information systems. During the year ended January 1, 2000, Keebler adjusted accruals previously established in the accounting for the Keebler acquisition by reducing goodwill and other intangibles by $0.5 million and reversing $1.3 million into income from operations to recognize exit costs that are now expected to be less than initially anticipated. During the years ended December 30, 2000 and January 2, 1999, Keebler also adjusted accruals previously established in the accounting for the Keebler and Sunshine acquisitions by reducing goodwill and other intangibles by $1.6 million and $3.7 million, respectively, to recognize exit costs that are expected to be less than initially anticipated. As of December 30, 2000, only noncancelable lease obligations are anticipated to extend beyond the next fiscal year, to be paid over the next six years concluding in 2006.

    In addition, during the years ended January 1, 2000 and January 2, 1999, Keebler expensed an additional $0.8 million and $2.8 million, respectively. These charges were principally for costs related to the closure of distribution facilities not included in the original plan adopted by management for the acquisition of Keebler Company. There was no such additional expense incurred during the year ended December 30, 2000.

    The following table sets forth the activity in Keebler's plant and facility closing costs and severance liabilities exclusive of the liabilities resulting from the restructuring and impairment charge recorded in 1999:

(IN THOUSANDS)                  January 3, 1998       Provision        Spending      Adjustment   January 2, 1999
                               -----------------  --------------  --------------  --------------  ----------------
KEEBLER COMPANY
   Severance............             $      231        $    139       $    (293)      $     (28)      $        49
   Facility closure.....                 12,505           2,662          (3,265)           (418)           11,484
   Other................                  1,895               -          (1,689)           (182)               24
                               -----------------   -------------  --------------  --------------  ----------------
       Subtotal.........                 14,631           2,801          (5,247)           (628)           11,557
                               -----------------   -------------  --------------  --------------  ----------------

SUNSHINE BISCUITS, INC.
   Severance............             $      112        $      -       $     (26)      $       -       $        86
   Facility closure.....                  7,735               -          (2,388)         (3,120)            2,227
                               -----------------   -------------  --------------  --------------  ----------------
       Subtotal.........                  7,847               -          (2,414)         (3,120)            2,313
                               -----------------   -------------  --------------  --------------  ----------------

PRESIDENT INTERNATIONAL, INC.
   Severance............             $        -       $   6,653       $     (59)      $       -       $     6,594
   Facility closure.....                      -           5,670               -               -             5,670
   Other................                      -             447               -               -               447
                               -----------------  --------------  --------------  --------------  ----------------
       Subtotal.........                      -          12,770             (59)              -            12,711
                               -----------------  --------------  --------------  --------------  ----------------

         TOTAL..........             $   22,478       $  15,571       $  (7,720)      $  (3,748)      $    26,581
                               =================  ==============  ==============  ==============  ================

                              KEEBLER FOODS COMPANY

10. PLANT AND FACILITY CLOSING COSTS AND SEVERANCE (CONTINUED)

(IN THOUSANDS)                  January 2, 1999       Provision        Spending      Adjustment   January 1, 2000
                               -----------------  --------------  --------------  --------------  ----------------
KEEBLER COMPANY
   Severance............             $       49        $     25       $     (50)      $       -       $        24
   Facility closure.....                 11,484             751          (2,646)         (1,760)            7,829
   Other................                     24               -             (14)            (10)                -
                               -----------------   -------------  --------------  --------------  ----------------
       Subtotal.........                 11,557             776          (2,710)         (1,770)            7,853
                               -----------------   -------------  --------------  --------------  ----------------

SUNSHINE BISCUITS, INC.
   Severance............             $       86        $      -       $     (23)      $       -       $        63
   Facility closure.....                  2,227               -            (265)              -             1,962
                               -----------------   -------------  --------------  --------------  ----------------
       Subtotal.........                  2,313               -            (288)              -             2,025
                               -----------------   -------------  --------------  --------------  ----------------

PRESIDENT INTERNATIONAL, INC.
   Severance............             $    6,594       $       -       $    (576)      $  (3,189)      $     2,829
   Facility closure.....                  5,670               -             (83)           (991)            4,596
   Other................                    447               -            (118)           (319)               10
                               -----------------  --------------  --------------  --------------  ----------------
       Subtotal.........                 12,711               -            (777)         (4,499)            7,435
                               -----------------  --------------  --------------  --------------  ----------------

         TOTAL..........             $   26,581       $     776       $  (3,775)      $  (6,269)      $    17,313
                               =================  ==============  ==============  ==============  ================

(IN THOUSANDS)                  January 1, 2000       Provision        Spending      Adjustment   DECEMBER 30, 2000
                               -----------------  --------------  --------------  --------------  -----------------
KEEBLER COMPANY
   Severance............             $       24        $      -       $      (4)      $       -       $         20
   Facility closure.....                  7,829               -          (1,999)           (500)             5,330
                               -----------------   -------------  --------------  --------------  -----------------
       Subtotal.........                  7,853               -          (2,003)           (500)             5,350
                               -----------------   -------------  --------------  --------------  -----------------

SUNSHINE BISCUITS, INC.
   Severance............             $       63        $      -       $     (24)      $       -       $         39
   Facility closure.....                  1,962               -            (700)         (1,116)               146
                               -----------------   -------------  --------------  --------------  -----------------
       Subtotal.........                  2,025               -            (724)         (1,116)               185
                               -----------------   -------------  --------------  --------------  -----------------

PRESIDENT INTERNATIONAL, INC.
   Severance............             $    2,829       $       -       $  (2,271)      $       -       $        558
   Facility closure.....                  4,596               -          (1,069)              -              3,527
   Other................                     10               -             (10)              -                  -
                               -----------------  --------------  --------------  --------------  -----------------
       Subtotal.........                  7,435               -          (3,350)              -              4,085
                               -----------------  --------------  --------------  --------------  -----------------

AUSTIN QUALITY FOODS, INC.
   Severance............             $        -       $  13,774      $  (9,293)       $       -       $      4,481
   Facility closure.....                      -             479           (408)               -                 71
   Other................                      -              28             (7)               -                 21
                               -----------------  --------------  --------------  --------------  -----------------
       Subtotal.........                      -          14,281         (9,708)               -              4,573
                               -----------------  --------------  --------------  --------------  -----------------

         TOTAL..........             $   17,313       $  14,281      $ (15,785)       $  (1,616)      $     14,193
                               =================  ==============  ==============  ==============  =================

                                                                F-19

                              KEEBLER FOODS COMPANY

11. EMPLOYEE BENEFIT PLANS

    The  Retirement  Plan for  Salaried  and Certain  Hourly-Paid  Employees  of
Keebler Company (the "pension plan") is a trusteed, noncontributory, defined-benefit pension plan. The pension plan covers certain salaried and hourly-paid employees. Assets held by the pension plan consist primarily of common stocks, government securities, bonds, mortgages and money market funds. Benefits provided under the pension plan are primarily based on years of service and the employee's final level of compensation. Keebler's funding policy is to contribute annually not less than the ERISA minimum funding requirements. The pension plan of Austin was merged with Keebler's pension plan as of the acquisition date of March 6, 2000. Additionally, effective December 31, 1998, the pension plans of President were merged with Keebler's pension plan.

    Pension expense included the following components:

                                                                                Years Ended
                                                          -------------------------------------------------------
(IN THOUSANDS)                                            DECEMBER 30, 2000   January 1, 2000    January 2, 1999
                                                          -----------------  -----------------  -----------------
Service cost..........................................        $     11,077       $     13,364       $      9,040
Interest cost.........................................              35,161             32,841             31,080
Expected return on plan assets........................             (50,077)           (41,887)           (39,352)
Amortization of prior service cost....................                 747                689                689
Amortization of net loss..............................                   -                 43                  -
                                                          -----------------  -----------------  -----------------
Pension (benefit) expense.............................        $     (3,092)      $      5,050       $      1,457
                                                          =================  =================  =================

    The expected long-term rate of return on plan assets was 9.5% for the year ended December 30, 2000, 8.7% for the year ended January 1, 2000 and 9.0% for the year ended January 2, 1999, respectively.

                              KEEBLER FOODS COMPANY

11. EMPLOYEE BENEFIT PLANS (CONTINUED)

    The funded status of Keebler's pension plan and amounts recognized in the consolidated balance sheets are as follows:

(IN THOUSANDS)                                                                  DECEMBER 30, 2000        January 1, 2000
                                                                               -------------------    -------------------
Change in projected benefit obligation:
  Benefit obligation at beginning of year.............................              $    (475,350)         $    (520,312)
  Service cost........................................................                    (11,077)               (13,364)
  Interest cost.......................................................                    (35,161)               (32,841)
  Amendments..........................................................                     (2,106)                     -
  Actuarial gain......................................................                     26,596                 60,261
  Acquisition.........................................................                     (8,291)                     -
  Benefits and expenses paid..........................................                     32,766                 30,009
  Curtailment gain....................................................                          -                    897
                                                                               -------------------    -------------------
  Benefit obligation at year end......................................                   (472,623)              (475,350)
                                                                               -------------------    -------------------

Change in plan assets:
  Fair value of plan assets at beginning of year......................                    538,069                565,710
  Actual return on plan assets........................................                     43,802                  2,253
  Employer contributions..............................................                        161                    115
  Acquisition.........................................................                      9,642                      -
  Benefits and expenses paid..........................................                    (32,766)               (30,009)
                                                                               -------------------    -------------------
  Fair value of plan assets at year end...............................                    558,908                538,069
                                                                               -------------------    -------------------

  Funded status.......................................................                     86,286                 62,719
  Unrecognized actuarial gain.........................................                    (57,529)               (37,209)
  Unrecognized prior service cost.....................................                      9,089                  7,730
  Contributions subsequent to measurement date........................                          -                      -
                                                                               -------------------    -------------------
  Prepaid pension.....................................................              $      37,846          $      33,240
                                                                               ===================    ===================

    The pension plan uses the September 30 preceding the fiscal year end as the measurement date. Assumptions used in accounting for the pension plan at each of the respective year ends are as follows:

                                                                               Years Ended
                                                        ----------------------------------------------------------
                                                         DECEMBER 30, 2000    January 1, 2000     January 2, 1999
                                                        -------------------  -----------------  ------------------
Discount rate.........................................                8.0%               7.5%                6.5%
Rate of compensation level increases..................                4.5                4.5                 4.0

    As a result of the closure of the Sayreville, New Jersey manufacturing facility in 1999, the plan recognized a net curtailment gain of $0.1 million resulting from a liability gain of $0.9 million offset by the recognition of $0.8 million of unrecognized prior service cost.

    The plan assets as of December 30, 2000 and January 1, 2000 both include a real estate investment of $3.1 million in a distribution center, which is under an operating lease to Keebler.

    In addition to the pension plan, Keebler also maintains an unfunded supplemental retirement plan for certain highly compensated former executives and an unfunded plan for certain highly compensated current and former executives ("the excess retirement plan"). Benefits provided are based on years of service.

                              KEEBLER FOODS COMPANY

11.  EMPLOYEE BENEFIT PLANS (CONTINUED)

    The supplemental retirement plan expense includes the following components:

                                                                                 Years Ended
                                                         ----------------------------------------------------------
(IN THOUSANDS)                                            DECEMBER 30, 2000    January 1, 2000     January 2, 1999
                                                         -------------------  -----------------  ------------------
Interest cost........................................        $          733        $       698        $        722
                                                         -------------------  -----------------  ------------------
Plan expense.........................................        $          733        $       698        $        722
                                                         ===================  =================  ==================

    The unfunded status of the supplemental retirement plan and the amounts recognized in the consolidated balance sheets are as follows:

(IN THOUSANDS)                                                                  DECEMBER 30, 2000       January 1, 2000
                                                                              --------------------  --------------------
Change in projected benefit obligation:
  Benefit obligation at beginning of year.............................             $      (10,233)       $      (11,119)
  Interest cost.......................................................                       (733)                 (698)
  Actuarial gain......................................................                        720                   944
  Benefits and expenses paid..........................................                        765                   640
                                                                              --------------------  --------------------
  Benefit obligation at year end......................................                     (9,481)              (10,233)
  Fair value of plan assets...........................................                          -                     -
                                                                              --------------------  --------------------
  Funded status.......................................................                     (9,481)              (10,233)
  Unrecognized actuarial gain.........................................                     (1,279)                 (558)
  Benefit payments subsequent to measurement date.....................                        176                   168
                                                                              --------------------  --------------------
  Accrued obligation..................................................             $      (10,584)       $      (10,623)
                                                                              ====================  ====================

    The excess retirement plan expense includes the following components:

                                                                                     Years Ended
                                                             ---------------------------------------------------------
(IN THOUSANDS)                                                DECEMBER 30, 2000    January 1, 2000    January 2, 1999
                                                             -------------------  -----------------  -----------------
Service cost..........................................            $         472        $       431        $       173
Interest cost.........................................                      233                155                 78
Amortization of net loss (gain).......................                       14                  8                (47)
                                                             -------------------  -----------------  -----------------
Pension expense.......................................            $         719        $       594        $       204
                                                             ===================  =================  =================

    The unfunded status of the excess retirement plan and the amounts recognized in the consolidated balance sheets are as follows:


(IN THOUSANDS)                                                                  DECEMBER 30, 2000       January 1, 2000
                                                                               -------------------  --------------------
Change in projected benefit obligation:
  Benefit obligation at beginning of year.............................              $      (3,108)       $       (2,395)
  Service cost........................................................                       (472)                 (431)
  Interest cost.......................................................                       (233)                 (155)
  Actuarial loss......................................................                       (203)                 (158)
  Benefits and expenses paid..........................................                        181                    31
                                                                               -------------------  --------------------
  Benefit obligation at year end......................................                     (3,835)               (3,108)
  Fair value of plan assets...........................................                          -                     -
                                                                               -------------------  --------------------
  Funded status.......................................................                     (3,835)               (3,108)
  Unrecognized actuarial loss.........................................                        690                   501
  Benefit payments subsequent to measurement date.....................                         82                    17
                                                                               -------------------  --------------------
  Accrued obligation..................................................              $      (3,063)       $       (2,590)
                                                                               ===================  ====================

                                                                F-22

                              KEEBLER FOODS COMPANY

11. EMPLOYEE BENEFIT PLANS (CONTINUED)

    The supplemental and excess retirement plans use the September 30 preceding the fiscal year end as the measurement date. Assumptions used in accounting for the supplemental and excess retirement plans for each of the respective year ends are as follows:

                                                                                     Years Ended
                                                              ---------------------------------------------------------
                                                               DECEMBER 30, 2000    January 1, 2000    January 2, 1999
                                                              -------------------  -----------------  -----------------
Discount rate.........................................                      8.0%               7.5%               6.5%
Rate of compensation level increase...................                      4.5                4.5                4.0

    Contributions are also made by Keebler to a retirement program for Grand Rapids union employees. Benefits provided under the plan are based on a flat monthly amount for each year of service and are unrelated to compensation. Contributions are made based on a negotiated hourly rate. For the years ended December 30, 2000, January 1, 2000 and January 2, 1999, Keebler expensed contributions of $2.8 million, $2.5 million and $2.3 million, respectively.

    Keebler contributes to various multiemployer union administered defined-benefit and defined-contribution pension plans. Benefits provided under the multiemployer pension plans are generally based on years of service and employee age. Expense under these plans was $9.6 million, $6.8 million and $8.9 million for the years ended December 30, 2000, January 1, 2000 and January 2, 1999, respectively.

12. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

    Keebler provides certain medical and life insurance benefits for eligible retired employees. The medical plan, which covers nonunion and certain union employees with ten or more years of service, is a comprehensive indemnity-type plan. The plan incorporates an up-front deductible, coinsurance payments and employee contributions which are based on length of service. The life insurance plan offers a small amount of coverage versus the amount the employees had while employed. Keebler does not fund the plan.

    The net periodic postretirement benefit expense includes the following components:

(IN THOUSANDS)                                                                    Years Ended
                                                         ------------------------------------------------------------
                                                           DECEMBER 30, 2000     January 1, 2000     January 2, 1999
                                                         --------------------  ------------------  ------------------
Service cost.....................................             $        1,650        $      2,178        $      2,045
Interest cost....................................                      3,436               3,424               3,961
Amortization of prior service cost...............                     (1,391)               (115)               (115)
Amortization of net gain.........................                       (318)               (375)                  -
                                                         --------------------  ------------------  ------------------
Net periodic postretirement benefit cost.........             $        3,377        $      5,112        $      5,891
                                                         ====================  ==================  ==================

                              KEEBLER FOODS COMPANY

12.  POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS (CONTINUED)

    The unfunded status of the plan reconciled to the postretirement obligation in Keebler's consolidated balance sheets is as follows:

(IN THOUSANDS)                                                                  DECEMBER 30, 2000       January 1, 2000
                                                                               -------------------  --------------------
Change in accumulated postretirement benefit obligation:
  Benefit obligation at beginning of year.............................              $     (48,104)      $       (56,269)
  Service cost........................................................                     (1,650)               (2,178)
  Interest cost.......................................................                     (3,436)               (3,424)
  Amendments..........................................................                          -                 8,531
  Actuarial gain......................................................                      1,724                   717
  Curtailment gain....................................................                          -                   108
  Benefits and expenses paid..........................................                      4,990                 4,411
                                                                               -------------------  --------------------
  Benefit obligation at year end......................................                    (46,476)              (48,104)
  Fair value of plan assets...........................................                          -                     -
                                                                               -------------------  --------------------
  Funded status.......................................................                    (46,476)              (48,104)
  Unrecognized actuarial gain.........................................                     (9,593)               (8,187)
  Unrecognized prior service cost.....................................                     (7,506)               (8,897)
  Benefit payments subsequent to measurement date.....................                      1,567                   880
                                                                               -------------------  --------------------
  Postretirement obligation...........................................              $     (62,008)      $       (64,308)
                                                                               ===================  ====================

    The plan was amended in 1999 for a change in the calculation of retiree contribution rates that resulted in an $8.5 million reduction to the benefit obligation and a corresponding decrease in unrecognized prior service cost. In addition, as a result of the closure of the Sayreville, New Jersey manufacturing facility in 1999, the plan also recognized a net curtailment gain of $0.2 million resulting in a liability reduction of $0.1 million plus the recognition of $0.1 million of unrecognized prior service credit.

    The accumulated postretirement benefit obligation was determined using a weighted average discount rate of 7.5% for the years ended December 30, 2000 and January 1, 2000 and 6.5% for the year ended January 2, 1999. The plan uses the September 30 preceding the fiscal year end as the measurement date.

    The weighted average annual assumed rate of increase in the cost of covered benefits was 7.0% for 2000 declining to an ultimate trend rate of 5.0% in 2002. A 1% increase in the trend rate for health care costs would have increased the accumulated benefit obligation for the year ended December 30, 2000 by $1.8 million and the net periodic benefit cost by $0.3 million. A 1% decrease in the trend rate for health care costs would have decreased the accumulated benefit obligation and net periodic benefit cost by $1.8 million and $0.3 million, respectively, for the year ended December 30, 2000.

    Keebler also provides postemployment medical benefits to employees on long-term disability. The plan is a comprehensive indemnity-type plan which covers nonunion employees on long-term disability. There is no length of service requirement. The plan incorporates coinsurance payments and deductibles. Keebler does not fund the plan. The postemployment obligation included in the consolidated balance sheets at December 30, 2000 and January 1, 2000 was $5.6 million and $5.5 million, respectively.

                              KEEBLER FOODS COMPANY

13. INCOME TAXES

    The components of income tax expense were as shown below:

                                                                                 Years Ended
                                                         ----------------------------------------------------------
(IN THOUSANDS)                                             DECEMBER 30, 2000    January 1, 2000    January 2, 1999
                                                         --------------------  -----------------  -----------------
Current:
  Federal...........................................           $      76,242        $    71,794        $    58,269
  State.............................................                   5,452              6,739              4,618
                                                         --------------------  -----------------  -----------------
Current provision for income taxes..................                  81,694             78,533             62,887
Deferred:
  Federal...........................................                  24,292             (4,837)             8,494
  State.............................................                   2,782               (521)             1,581
                                                         --------------------  -----------------  -----------------
Deferred provision for income taxes.................                  27,074             (5,358)            10,075
                                                         --------------------  -----------------  -----------------
                                                               $     108,768        $    73,175        $    72,962
                                                         ====================  =================  =================

    The differences between the income tax expense calculated at the federal statutory income tax rate and Keebler's consolidated income tax expense are as follows:

                                                                                 Years Ended
                                                         ----------------------------------------------------------
(IN THOUSANDS)                                            DECEMBER 30, 2000    January 1, 2000     January 2, 1999
                                                         -------------------  -----------------  ------------------
U.S. federal statutory rate........................           $      99,526        $    56,483        $     59,339
State income taxes (net of federal benefit)........                   9,547              5,849               5,813
Intangible amortization............................                   4,602              6,306               3,160
All others.........................................                  (4,907)             4,537               4,650
                                                         -------------------  -----------------  ------------------
                                                              $     108,768        $    73,175        $     72,962
                                                         ===================  =================  ==================

    Included in the $4.9 million credit to the consolidated income tax expense for the year ended December 30, 2000, were a research and development credit and the recognition of satisfactory resolution of certain income tax contingencies.

    The deferred tax assets and deferred tax (liabilities) recorded on the consolidated balance sheets consist of the following:

(IN THOUSANDS)                                                             DECEMBER 30, 2000       January 1, 2000
                                                                         --------------------  --------------------
Depreciation.......................................................           $      (76,115)       $      (57,604)
Trademarks, trade names and intangibles............................                  (67,591)              (64,887)
Prepaid pension....................................................                  (15,028)              (13,327)
Inventory valuation................................................                   (2,135)                 (559)
Other..............................................................                     (399)              (10,503)
                                                                         --------------------  --------------------
                                                                                    (161,268)             (146,880)
                                                                         --------------------  --------------------
Postretirement/postemployment benefits.............................                   25,860                26,778
Plant and facility closing costs and severance.....................                    8,330                17,469
Workers' compensation..............................................                    6,711                 5,695
Incentives and deferred compensation...............................                   10,594                 7,801
Employee benefits..................................................                   11,668                11,000
                                                                         --------------------  --------------------
                                                                                      63,163                68,743
                                                                         --------------------  --------------------
                                                                              $      (98,105)       $      (78,137)
                                                                         ====================  ====================

    Income taxes paid, net of refunds, were approximately $103.9 million, $49.6 million and $67.1 million for the years ended December 30, 2000, January 1, 2000 and January 2, 1999, respectively.

                              KEEBLER FOODS COMPANY

14. SHAREHOLDERS' EQUITY

COMMON STOCK

    Cash dividends of $38.0 million were paid during the year ended December 30, 2000 while no cash dividends were declared for the years ended January 1, 2000 or January 2, 1999. Keebler's ability to pay cash dividends is limited by the Credit Facility and the Senior Subordinated Notes. The most limiting dividend restriction exists under the Senior Subordinated Notes, which limits dividend payments to the sum of: (i) 50% of consolidated cumulative net income, (ii) net cash proceeds received from the issuance of capital stock, (iii) net cash proceeds received from the exercise of stock options and warrants, (iv) net cash proceeds received from the conversion of indebtedness into capital stock and (v) the net reduction in investments made by Keebler.

TREASURY STOCK

    In March 1998, Keebler's Board of Directors authorized the repurchase, at management's discretion, of up to $30.0 million of shares of the Company's common stock. Keebler purchased the authorized shares during 1998 and 1999, which fulfilled the treasury stock plan. In the first quarter of the current year, 353,625 shares were purchased back into treasury at a cost of $10.0 million resulting in 1,334,382 treasury shares held at April 22, 2000. No additional treasury stock activity occurred subsequent to the first quarter of 2000. The share repurchase program was primarily instituted to offset dilution, which may result from the exercise and sale of shares related to employee stock options. The repurchases of shares of common stock are recorded as treasury stock using the cost method and result in a reduction of shareholders' equity. Should the treasury shares be reissued, Keebler intends to use a first-in, first-out method of reissuance.


15. STOCK OPTION PLAN

    Keebler has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for employee stock options. Under APB 25, no compensation expense is recognized when the exercise price of options equals the fair value (market value) of the underlying stock options at the date of grant. Pro forma information regarding net income and earnings per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation," and has been determined as if Keebler had accounted for its employee stock options under the fair value method of that Statement. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The following table summarizes the pro forma disclosures regarding net income and earnings per share for the years ended December 30, 2000, January 1, 2000 and January 2, 1999:

(IN THOUSANDS EXCEPT PER SHARE DATA)                                              Years Ended
                                                         -----------------------------------------------------------
                                                           DECEMBER 30, 2000     January 1, 2000    January 2, 1999
                                                         --------------------  ------------------  -----------------
Net income:
   As reported.....................................           $      175,592       $      88,205       $     94,871
   Pro forma.......................................           $      172,869       $      86,890       $     91,032
Basic net income per share:
   As reported.....................................           $         2.07       $        1.05       $       1.14
   Pro forma.......................................           $         2.05       $        1.04       $       1.09
Diluted net income per share:
   As reported.....................................           $         2.00       $        1.01       $       1.08
   Pro forma.......................................           $         1.96       $        0.99       $       1.04
Weighted  average  grant  date fair  value of options
   granted during the year.........................           $        10.17       $       11.88       $       8.53


                              KEEBLER FOODS COMPANY

15. STOCK OPTION PLAN (CONTINUED)

    These pro forma amounts may not be representative of future disclosures because the estimated fair value of stock options is amortized to expense over the vesting period, which is variable, and additional options may be granted in future years. In 2000, 1999 and 1998, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective input assumptions including the expected stock price volatility. Because Keebler's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For options granted, the following weighted average assumptions were used to determine the fair value:

                                                                             Years Ended
                                                   -----------------------------------------------------------
                                                     DECEMBER 30, 2000     January 1, 2000    January 2, 1999
                                                   --------------------  ------------------  -----------------
Dividend yield............................                        1.1%                0.0%               0.0%
Expected volatility.......................                       31.6%               24.8%              27.2%
Risk-free interest rate...................                       5.84%               5.76%              5.04%
Expected option life (years)..............                          5                   5                  5

    Under Keebler's 1996 Stock Option Plan, 9,673,594 shares of Keebler's stock were authorized for future grant. All options granted have ten year terms and, due to acceleration resulting from the achievement of certain performance measures, vest by 2001.

    The following table summarizes the 1996 Stock Option Plan activity:

                                                                                        Year Ended January 2, 1999
                                                                                  --------------------------------------
                                                                                                               Weighted
                                                                                                                Average
                                                                                            Options      Exercise Price
                                                                                  ------------------  ------------------
Outstanding at the beginning of the period....................................            6,852,344         $     2.01
Granted.......................................................................                    -                  -
Exercised.....................................................................              351,177               2.21
Forfeited.....................................................................               44,887               3.23
Expired.......................................................................                    -                  -
                                                                                  ------------------
Outstanding at the end of the period..........................................            6,456,280         $     1.99
                                                                                  ==================
Exercisable at the period end.................................................            4,433,774         $     1.98
                                                                                  ==================
------------------------------------------------------------------------------------------------------------------------

                                                                                        Year Ended January 1, 2000
                                                                                  --------------------------------------
                                                                                                               Weighted
                                                                                                                Average
                                                                                            Options      Exercise Price
                                                                                  ------------------  ------------------
Outstanding at the beginning of the period....................................            6,456,280         $     1.99
Granted.......................................................................                    -                  -
Exercised.....................................................................              491,570               2.23
Forfeited.....................................................................               45,081               1.93
Expired.......................................................................                    -                  -
                                                                                  ------------------
Outstanding at the end of the period..........................................            5,919,629         $     1.97
                                                                                  ==================
Exercisable at the period end.................................................            4,493,801         $     1.96
                                                                                  ==================
------------------------------------------------------------------------------------------------------------------------

                              KEEBLER FOODS COMPANY

15.  STOCK OPTION PLAN (CONTINUED)

                                                                                      YEAR ENDED DECEMBER 30, 2000
                                                                                  --------------------------------------
                                                                                                               WEIGHTED
                                                                                                                AVERAGE
                                                                                            OPTIONS      EXERCISE PRICE
                                                                                  ------------------  ------------------
Outstanding at the beginning of the period....................................            5,919,629         $     1.97
Granted.......................................................................                    -                  -
Exercised.....................................................................            1,608,846               1.98
Forfeited.....................................................................                    -                  -
Expired.......................................................................                    -                  -
                                                                                  ------------------
Outstanding at the end of the period..........................................            4,310,783         $     1.97
                                                                                  ==================
Exercisable at the period end.................................................            3,366,458         $     1.96
                                                                                  ==================
------------------------------------------------------------------------------------------------------------------------

    Exercise prices as of December 30, 2000, for options outstanding under the 1996 Stock Option Plan ranged from $1.74 to $5.23. The weighted average remaining contractual life of these options is approximately five and one-half years.

    Under Keebler's 1998 Omnibus Stock Incentive Plan, 6,500,000 shares of Keebler's stock were authorized for future grant. All options granted generally have ten year terms and vest at the end of five years. Vesting can be accelerated if certain stock price performance measures are met.

    The following table summarizes the 1998 Omnibus Stock Incentive Plan activity:

                                                                                       Year Ended January 2, 1999
                                                                                  --------------------------------------
                                                                                                               Weighted
                                                                                                                Average
                                                                                            Options      Exercise Price
                                                                                  ------------------  ------------------
Outstanding at the beginning of the period....................................                    -         $        -
Granted.......................................................................            2,737,836              25.03
Exercised.....................................................................                    -                  -
Forfeited.....................................................................               22,200              27.31
Expired.......................................................................                    -                  -
                                                                                  ------------------
Outstanding at the end of the period..........................................            2,715,636         $    25.01
                                                                                  ==================
Exercisable at the period end.................................................                    -         $        -
                                                                                  ==================
------------------------------------------------------------------------------------------------------------------------

                                                                                       Year Ended January 1, 2000
                                                                                  --------------------------------------
                                                                                                               Weighted
                                                                                                                Average
                                                                                            Options      Exercise Price
                                                                                  ------------------  ------------------
Outstanding at the beginning of the period....................................            2,715,636         $    25.01
Granted.......................................................................              270,234              34.98
Exercised.....................................................................               39,140              24.82
Forfeited.....................................................................              123,634              25.27
Expired.......................................................................                5,494              27.31
                                                                                  ------------------
Outstanding at the end of the period..........................................            2,817,602         $    25.96
                                                                                  ==================
Exercisable at the period end.................................................              899,699         $    25.74
                                                                                  ==================
------------------------------------------------------------------------------------------------------------------------

                                                             F-28

                              KEEBLER FOODS COMPANY

15.  STOCK OPTION PLAN (CONTINUED)

                                                                                      YEAR ENDED DECEMBER 30, 2000
                                                                                  --------------------------------------
                                                                                                               WEIGHTED
                                                                                                                AVERAGE
                                                                                            OPTIONS      EXERCISE PRICE
                                                                                  ------------------  ------------------
Outstanding at the beginning of the period....................................            2,817,602         $    25.96
Granted.......................................................................               89,362              29.59
Exercised.....................................................................              126,087              26.01
Forfeited.....................................................................               83,753              28.54
Expired.......................................................................                6,814              29.63
                                                                                  ------------------
Outstanding at the end of the period..........................................            2,690,310         $    25.98
                                                                                  ==================
Exercisable at the period end.................................................            1,746,676         $    25.98
                                                                                  ==================
------------------------------------------------------------------------------------------------------------------------

    Exercise prices as of December 30, 2000, for options outstanding under the 1998 Omnibus Stock Incentive Plan ranged from $24.00 to $42.41. The weighted average remaining contractual life of these options is approximately four years.

    Under  Keebler's   Non-Employee  Director  Stock  Plan,  300,000  shares  of
Keebler's stock were authorized for future grant. All options granted have ten year terms and vest automatically upon grant.

    The  following  table  summarizes  the  Non-Employee   Director  Stock  Plan
activity:

                                                                                       Year Ended January 2, 1999
                                                                                  --------------------------------------
                                                                                                               Weighted
                                                                                                                Average
                                                                                            Options      Exercise Price
                                                                                  ------------------  ------------------
Outstanding at the beginning of the period....................................                    -         $        -
Granted.......................................................................               22,500              27.44
Exercised.....................................................................                    -                 -
Forfeited.....................................................................                    -                 -
Expired.......................................................................                    -                 -
                                                                                  ------------------
Outstanding at the end of the period..........................................               22,500         $    27.44
                                                                                  ==================
Exercisable at the period end.................................................               22,500         $    27.44
                                                                                  ==================
------------------------------------------------------------------------------------------------------------------------

                                                                                        Year Ended January 1, 2000
                                                                                  --------------------------------------
                                                                                                               Weighted
                                                                                                                Average
                                                                                            Options      Exercise Price
                                                                                  ------------------  ------------------
Outstanding at the beginning of the period....................................               22,500         $    27.44
Granted.......................................................................                7,500              30.75
Exercised.....................................................................                    -                 -
Forfeited.....................................................................                    -                 -
Expired.......................................................................                    -                 -
                                                                                  ------------------
Outstanding at the end of the period..........................................               30,000         $    28.27
                                                                                  ==================
Exercisable at the period end.................................................               30,000         $    28.27
                                                                                  ==================
------------------------------------------------------------------------------------------------------------------------

                              KEEBLER FOODS COMPANY

15. STOCK OPTION PLAN (CONTINUED)

                                                                                       YEAR ENDED DECEMBER 30, 2000
                                                                                  --------------------------------------
                                                                                                               WEIGHTED
                                                                                                                AVERAGE
                                                                                            OPTIONS      EXERCISE PRICE
                                                                                  ------------------  ------------------
Outstanding at the beginning of the period....................................               30,000        $     28.27
Granted.......................................................................                5,250              25.75
Exercised.....................................................................                    -                 -
Forfeited.....................................................................                    -                 -
Expired.......................................................................                    -                 -
                                                                                  ------------------
Outstanding at the end of the period..........................................               35,250        $     27.89
                                                                                  ==================
Exercisable at the period end.................................................               35,250        $     27.89
                                                                                  ==================
------------------------------------------------------------------------------------------------------------------------

    Exercise prices as of December 30, 2000 for options outstanding under the Non-Employee Director Stock Plan ranged from $25.75 to $30.75. The weighted average remaining contractual life of these options is approximately seven and one-half years.


16. NET INCOME PER SHARE

    Basic net income per share is calculated using the weighted average number of common shares outstanding during each period. Diluted net income per share is calculated using the weighted average number of common and potentially dilutive common shares outstanding during each period. The common equivalent shares arise from the 1996 Stock Option Plan, the 1998 Omnibus Stock Incentive Plan, the Non-Employee Director Stock Plan and the warrant issued in connection with the Sunshine acquisition and are calculated using the treasury stock method.

     The following table sets forth the computation of basic and diluted net income per share:

                                                                                     Years Ended
                                                           -----------------------------------------------------------
(IN THOUSANDS)                                               DECEMBER 30, 2000     January 1, 2000    January 2, 1999
                                                           --------------------  ------------------  -----------------
NUMERATOR:
   Income before extraordinary item.................                 $ 175,592           $  88,205          $  96,577
   Extraordinary item, net of tax...................                         -                   -              1,706
                                                           --------------------  ------------------  -----------------
   Net income.......................................                 $ 175,592           $  88,205          $  94,871
                                                           ====================  ==================  =================
DENOMINATOR:
   Denominator for Basic Net Income Per Share
        Weighted Average Shares.....................                    84,517              83,759             83,254
   Effect of Dilutive Securities:
        Stock options...............................                     3,323               3,886              3,992
        Warrants....................................                         -                   -                240
                                                           --------------------  ------------------  -----------------
        Diluted potential common shares.............                     3,323               3,886              4,232
                                                           --------------------  ------------------  -----------------
   Denominator for Diluted Net Income Per Share.....                    87,840              87,645             87,486
                                                           ====================  ==================  =================

    For the year ended December 30, 2000, there were weighted average options to purchase 148,990 shares of common stock at an exercise price ranging from $36.19 to $42.41, which were excluded from the computation of diluted net income per share as the exercise price of the options exceeded the average market price of common shares; and therefore, the effect would have been antidilutive. For the year ended January 1, 2000, there were weighted average options to purchase 143,122 shares of common stock at an exercise price ranging from $32.13 to $39.25, which were excluded from the computation of diluted net income per share as the exercise price of the options exceeded the average market price of common shares; and therefore, the effect would have been antidilutive. For the year ended January 2, 1999, there were weighted average options to purchase 96,478 shares of common stock at an exercise price ranging from $28.88 to $32.13, which were excluded from the computation of diluted net income per share as the exercise price of the options exceeded the average market price of common shares; and therefore, the effect would have been antidilutive.

                              KEEBLER FOODS COMPANY

17. SEGMENT INFORMATION

    In 1998, Keebler adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." Keebler's reportable segments are Branded and Specialty. The reportable segments were determined using Keebler's method of internal reporting, which divides and analyzes the business by sales channel. The nature of the customers, products and method of distribution can vary by sales channel. The reportable segments represent an aggregation of similar sales channels. The Branded segment is comprised of sales channels that principally market brand name cookie and cracker products to retail outlets. Either a Keebler sales employee or a distributor sells products in the Branded segment. The sales channels in the Specialty segment primarily sell cookies, crackers and brownie products that are manufactured on a made-to-order basis or that are produced in individual packs to be used in various institutions (i.e., restaurants, hospitals, etc.), as well as cookies manufactured for the Girls Scouts of the U.S.A. Many of the products sold by the Specialty segment are done so through the use of brokers.

    Keebler evaluates the performance of the reportable segments and allocates resources based on the segment's profit contribution, defined as earnings before certain functional support costs, amortization, interest and income taxes. The accounting policies for each reportable segment are the same as those described for the total company in Note 4 "Summary of Significant Accounting Policies." The cost of sales, however, used to determine a segment's profit contribution is calculated using standard costs for each product, whereas actual cost of sales is used to determine consolidated income from operations.

    There are no  intersegment  transactions  that  result in  revenue or profit
(loss). Asset information by reportable segment is not presented as Keebler does not report or generate such information internally. However, depreciation expense included in the determination of a segment's profit contribution has been presented. The depreciation expense for each reportable segment reflects the amount absorbed in the standard cost of products sold, as well as the depreciation that relates to assets used entirely by the respective segment. The following table presents certain information included in the profit contribution of each segment for the years ended December 30, 2000, January 1, 2000 and January 2, 1999. Prior year numbers have been restated for reclassifications between reportable segments.

                                                       Branded      Specialty
(IN THOUSANDS)                                         Segment        Segment      Other (1)          Total
                                                  -------------  -------------  -------------  -------------
YEAR ENDED DECEMBER 30, 2000:

NET SALES TO EXTERNAL CUSTOMERS...........         $ 2,123,723    $   633,227    $         -    $ 2,756,950
DEPRECIATION EXPENSE......................              25,334         11,413         34,379         71,126
PROFIT CONTRIBUTION.......................             390,848        128,243              -        519,091

YEAR ENDED JANUARY 1, 2000:

Net sales to external customers...........         $ 2,020,528    $   647,243    $         -    $ 2,667,771
Depreciation expense......................              21,210          8,307         35,017         64,534
Profit contribution.......................             350,657        108,895              -        459,552

YEAR ENDED JANUARY 2, 1999:

Net sales to external customers...........         $ 1,726,668    $   499,812    $         -    $ 2,226,480
Depreciation expense......................              23,690          7,846         27,867         59,403
Profit contribution.......................             282,639         85,898              -        368,537

---------------------------------------------

(1) Represents expenses incurred by the functional support departments that are not allocated to the reportable segments.

                              KEEBLER FOODS COMPANY

17. SEGMENT INFORMATION (CONTINUED)

    The net sales to external customers from the reportable segments equal the consolidated net sales of Keebler. A reconciliation of segment profit contribution to total consolidated income from continuing operations before income tax expense for the years ended December 30, 2000, January 1, 2000 and January 2, 1999 is as follows:

                                                                                  Years Ended
                                                          ---------------------------------------------------------
(IN THOUSANDS)                                             DECEMBER 30, 2000    January 1, 2000    January 2, 1999
                                                          -------------------  -----------------  -----------------
INCOME BEFORE INCOME TAX EXPENSE:
Reportable segments' profit contribution............           $     519,091        $   459,552        $   368,537
Unallocated functional support costs (2)............                 191,616            195,649            172,498
Restructuring and impairment (credit) charge........                    (996)            66,349                  -
Interest expense, net...............................                  44,111             36,174             26,500
                                                          -------------------  -----------------  -----------------
   Income before Income Tax Expense.................           $     284,360        $   161,380        $   169,539
                                                          ===================  =================  =================

(2) Includes support costs such as distribution, research and development, corporate administration and other (income) expense, which are not allocated internally to reportable segments.

    Net sales to external customers consist of cookies, crackers and other baked goods for all periods presented. All long-lived assets at December 30, 2000, January 1, 2000 and January 2, 1999 are located in the United States. Net sales to external customers made outside the United States, as well as to any single customer, are not material to consolidated net sales for the years ended December 30, 2000, January 1, 2000 and January 2, 1999.


18. UNAUDITED QUARTERLY FINANCIAL DATA

    Results of operations for each of the four quarters of the fiscal years ended December 30, 2000 and January 1, 2000 follow. Each quarter represents a period of twelve weeks except the first quarter which consists of sixteen weeks.


                                                         Quarter 1         Quarter 2           Quarter 3         Quarter 4
                                                    -----------------  -----------------  -----------------  -----------------
(IN MILLIONS EXCEPT PER SHARE DATA)                   2000*      1999     2000     1999      2000     1999      2000     1999
                                                    -------- --------  -------- --------  -------- --------  -------- --------
Net sales......................................      $855.9   $852.0    $613.6   $587.9    $642.2   $615.8    $645.3   $612.1
Gross profit...................................       492.5    471.3     360.2    330.5     388.0    354.6     397.2    360.8
Restructuring and impairment (credit) charge...           -        -      (1.0)    69.2         -        -         -     (2.9)
Net income (loss)..............................       $47.5    $32.7     $33.4   $(21.4)    $41.0    $32.1     $53.7    $44.8

Basic net income per share:
   Net income (loss)...........................       $0.57    $0.39     $0.39   $(0.25)    $0.48    $0.38     $0.63    $0.53
                                                    ======== ========  ======== ========  ======== ========  ======== ========
Diluted net income per share:
   Net income (loss)...........................       $0.55    $0.37     $0.38   $(0.24)    $0.46    $0.37     $0.61    $0.51
                                                    ======== ========  ======== ========  ======== ========  ======== ========

----------------------------------------------------------------------------------------------------------------------------------

* Quarter 1, 2000 includes the operating results of Austin from the acquisition date of March 6, 2000 through April 22, 2000.

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
                              KEEBLER FOODS COMPANY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

19. SALES INCENTIVES

    In November 2000, the EITF reached a consensus on Issue No. 00-14, "Accounting for Certain Sales Incentives," which addresses the recognition, measurement and income statement classification for certain sales incentives offered by vendors (including manufacturers) that have the effect of reducing the price of a product or service to a customer at the point of sale. For cash sales incentives within the scope of Issue No. 00-14, costs are generally recognized at the date on which the related revenue is recorded and is to be classified as a reduction in revenue. Upon adoption of Issue No. 00-14, which becomes effective on June 30, 2001, prior year financial statements will be restated for comparative purposes.

     The Company records coupon redemption expense within selling, marketing and administrative expenses on the Consolidated Statements of Operations. These sales incentives offered by the Company have the effect of reducing the price of a product to a customer at the point of sale. Coupon redemption expense was $22.7 million, $20.1 million and $21.7 million for the years ended December 30, 2000, January 1, 2000 and January 2, 1999, respectively.



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